EXHIBIT 11
                         PREMARK INTERNATIONAL, INC.
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                                 1996      1995       1994
(Dollars in millions, shares in thousands)    --------   --------   --------

Earnings
  Income from continuing operations           $  56.7    $  78.9    $  70.8
  Income from discontinued operations            62.2      177.0      154.7
                                              --------   --------   --------
    Income from operations                      118.9      255.9      225.5
  Costs to effect the
    business discontinuance                       -        (18.3)       -
                                              --------   --------   --------
      Net income                              $ 118.9    $ 237.6    $ 225.5
                                              ========   ========   ========


PRIMARY METHOD
  Shares
    Cumulative average outstanding shares      62,015     61,526     63,637
    Common equivalent shares                    2,992      2,304      2,891
                                              --------   --------   --------
    Weighted average number of common
      shares and common equivalent
      shares outstanding                       65,007     63,830     66,528
                                              ========   ========   ========

  Primary earnings per share:
    Income from continuing operations         $  0.87    $  1.24    $  1.06
    Income from discontinued operations          0.96       2.77       2.33
                                              --------   --------   --------
        Income from operations                   1.83       4.01       3.39
    Costs to effect the
      business discontinuance                     -        (0.29)       -
                                              --------   --------   --------
        Net income                            $  1.83    $  3.72    $  3.39
                                              ========   ========   ========


FULLY DILUTED METHOD
  Shares
    Cumulative average outstanding shares      62,015     61,526     63,637
    Common equivalent shares                    3,058      2,331      2,928
                                              --------   --------   --------
    Weighted average number of common
      shares and common equivalent
      shares outstanding                       65,073     63,857     66,565
                                              ========   ========   ========

  Fully diluted earnings per share:
    Income from continuing operations         $  0.87    $  1.24    $  1.06
    Income from discontinued operations          0.96       2.77       2.33
                                              --------   --------   --------
        Income from operations                $  1.83    $  4.01    $  3.39
      Costs to effect the
        business discontinuance                   -        (0.29)       -
                                              --------   --------   --------
          Net income                          $  1.83    $  3.72    $  3.39
                                              ========   ========   ========